SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

Fidelity Court Street Trust
(Name of Registrant as Specified In Its Charter)
Fidelity Court Street Trust II
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Revising www.fidelity.com/taxsmart

Florida Residents Tab

4/26/07

www.Fidelity.com/taxsmart, "Florida Residents" tab -- proposed changes (below text replaces what is currently live):

The state of Florida repealed its tax on intangible property in 2006. Fidelity has therefore closed its Fidelity Florida Municipal Money Market Fund (FSFXX) and Fidelity Florida Municipal Income Fund (FFLIX) to new investors, since there is no longer a state tax benefit to owning these funds.

New investors: See Fidelity's full range of tax-smart money market and bond funds shielded from income taxes or the federal AMT.

Existing shareholders: On March 15, 2007, the Fidelity Board of Trustees approved a proposal, subject to shareholder approval, to merge the Fidelity Florida Municipal Money Market Fund into the Fidelity Municipal Money Market Fund (FTEXX -- core-eligible*), and to merge the Fidelity Florida Municipal Income Fund into the Fidelity Municipal Income Fund (FHIGX).

A proxy statement will be mailed to shareholders of record as of July 23, 2007. We have closed the funds prior to that date in an effort to give all Fidelity Florida municipal funds shareholders the opportunity to vote. The mergers cannot take place unless they are approved by the Fidelity Florida municipal funds' shareholders.

The foregoing is not a solicitation of any proxy. A free copy of the Prospectus for Fidelity

Municipal Money Market Fund and Fidelity Municipal Income Fund is available on fidelity.com. For a free copy of the proxy statement describing the merger of Fidelity Florida Municipal Money Market

Fund into Fidelity Municipal Money Market Fund or of Fidelity Florida Municipal Income Fund into

Fidelity Municipal Income Fund (and containing important information about fees, expenses and risk considerations) and for an updated prospectus for Fidelity Municipal Money Market Fund or Fidelity

Municipal Income Fund, please call 800-332-2008 in late August. The prospectus/proxy statement will also be available for free on the Securities and Exchange Commission's Web site

(www.sec.gov).